EX-28.j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of American Century NVIT Multi Cap Value Fund, Gartmore NVIT International Equity Fund, Gartmore NVIT Worldwide Leaders Fund, Neuberger Berman NVIT Socially Responsible Fund, NVIT Developing Markets Fund, NVIT Emerging Markets Fund, NVIT Growth Fund, NVIT Nationwide Fund, NVIT Real Estate Fund, Oppenheimer NVIT Large cap Growth Fund, Templeton NVIT International Value Fund and Van Kampen NVIT Comstock Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 14, 2010